Press Release

Contact:
David G. Mazzella
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES SECOND QUARTER RESULTS

Pittsford, New York, August 11, 2006 - Veramark Technologies, Inc. (OTCBB: VERA) today announced financial results for the three and six months ended June 30, 2006. For the second quarter ended June 30, 2006, Veramark reported a net loss of $207,000, or $0.02 per share, on sales of $2,606,000. This compares with a net income of $250,000, or $0.03 per diluted share, on sales of $2,661,000 for the second quarter of 2005. For the six months ended June 30, 2006, Veramark’s net loss of $265,000 or $0.03 per share, on sales of $5,050,000 compares with a net profit of $164,000, or $0.02 per diluted share, on sales of $5,288,000 for the first six months of 2005.

David G. Mazzella, Veramark’s President and Chief Executive Officer, commenting on second quarter results stated, “The change in operating results for the first six months of 2006 versus 2005 is attributable to two things; significant additions to our Sales and Marketing Team resulting in higher operating expenses, and a reduction in maintenance revenues from our discontinued Quantum Series products. Sales of Quantum software were discontinued in April 2003 with the introduction of VeraSMART®, our next generation enterprise product. We have continued our support of Quantum since that time, but those services are now in the process of being phased out, resulting in lower revenues.

“Since March of this year we have added eight new people to our Sales and Marketing team, bringing the total additions since the beginning of the year to ten. We feel that our product and services offerings are the best in the industry and believe that these additional resources are necessary to increase market penetration and increase future revenues.”

Mr. Mazzella added, “We have seen increased sales from each of our three major revenue categories, eCAS®, VeraSMART and our Outsourced Solutions Group, including the second quarter signing of a three-year managed services contract with a large beverage and bottling company.”

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About Veramark Technologies, Inc.

For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise. Veramark’s completely web-based software architecture integrates communications management software with operation support systems (OSS) software. These solutions include Call Accounting, Telemanagement, Work Flow Management, Directory / Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

This broad portfolio of products and services allows enterprises to measurably reduce communications expenses, optimize network performance, increase productivity and improve enterprise security. By utilizing industry-standard databases, secure web-browser based user interfaces, and dynamic reporting tools, Veramark’s products and services make managing complex communications networks easy and efficient. Veramark’s web-based software architecture eliminates the need for client software and makes the software accessible from every networked PC in the enterprise. In addition to Veramark’s premise-based solutions, Veramark offers its customers a robust ASP and managed services alternative, designed to meet all or a portion of the customer’s defined needs.

The company sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark’s leadership position is demonstrated by its relationships with telecom's leaders - Avaya®, Nortel Networks®, Cisco Systems®, NEC Unified, at&t, Sprint® and others. All Veramark products and services are made and provided by personnel in the United States.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

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(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC. CONSOLIDATED FINANCIAL RESULTS (Unaudited)

	Second Quarter Ended
	June 30,
	2006	2005
Net Sales	$2,606,281	$2,661,356
Income (Loss) Before Taxes	(207,052)	249,723
Income Taxes	-	-
Net Income (Loss)	$(207,052)	$249,723
Income (Loss) Per Diluted Share	$(0.02)	$0.03
Weighted Average Number of Diluted Shares Outstanding	8,839,452	9,367,580

	Six Months Ended
	June 30,
	2006	2005
Net Sales	$5,050,477	$5,287,728
Income (Loss) Before Taxes	(264,529)	164,437
Income Taxes	-	-
Net Income (Loss)	$(264,529)	$164,437
Income (Loss) Per Diluted Share	$(0.03)	$0.02
Weighted Average Number of Diluted Shares Outstanding	8,838,913	9,461,572

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.

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